Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:

Judd P. Tirnauer

Senior Vice President & Chief Financial Officer

(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS SALES FOR JUNE 2011 AND EXPECTS THIRD QUARTER FISCAL 2011 EARNINGS TO BE NEAR THE LOW END OF ITS PRIOR EARNINGS GUIDANCE RANGE AND TO EXCEED LAST YEAR'S RESULTS

***

Company Makes $10 Million Optional Prepayment of Term Loan During Third Quarter

Philadelphia, PA, July 7, 2011 -- Destination Maternity Corporation (Nasdaq: DEST), the world's leading maternity apparel retailer, today reported net sales for the month of June and announced that it expects its third quarter fiscal 2011 earnings to be near the low end of its prior earnings guidance range and to exceed last year's third quarter earnings. The Company also announced that it made a $10 million optional prepayment of its Term Loan during the third quarter of fiscal 2011.

Net sales for the month of June 2011 increased 4.6% to $42.9 million from $41.0 million reported for the month of June 2010. Comparable retail sales data (which consists of comparable store sales and Internet sales) for the months of June 2011 and 2010 is included in the table below.

	June 2011	June 2010
	% increase (decrease)
Reported Basis
Comparable retail sales	(0.7)%	(2.2)%
Comparable store sales	(1.4)%	(4.4)%
Internet sales	9.4%	43.3%

Adjusted for Calendar Timing Shift
Comparable retail sales	(0.9)%	(2.2)%
Comparable store sales	(1.6)%	(4.4)%

The increase in total reported sales for June 2011 compared to June 2010 resulted primarily from: (1) increased sales due to the expansion of the Company's maternity apparel leased department relationship with Macy's®; and (2) increased sales from the Company's licensed wholesale relationship; partially offset by (3) decreased sales related to the Company's continued efforts to close underperforming stores; and (4) the decrease in comparable retail sales.

Net sales for the third quarter of fiscal 2011 increased 3.3% to $146.7 million from $142.0 million reported for the third quarter of fiscal 2010. Comparable retail sales data for the third quarters of fiscal 2011 and 2010 is included in the table below.

	Third Quarter Ended
	June 2011	June 2010
	% increase (decrease)

Comparable retail sales	(1.6)%	(3.3)%
Comparable store sales	(2.8)%	(4.9)%
Internet sales	18.1%	31.7%

The increase in total reported sales for the third quarter of fiscal 2011 compared to the third quarter of fiscal 2010 resulted primarily from: (1) increased sales due to the expansion of the Company's maternity apparel leased department relationship with Macy's; and (2) increased Internet sales; partially offset by (3) the decrease in comparable store sales; and (4) decreased sales related to the Company's continued efforts to close underperforming stores.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, "We saw an improvement in our comparable retail sales performance for June 2011 compared to May 2011, although sales were still somewhat lower than planned, even with price promotional activity and additional markdowns taken to spur sales and manage inventory levels. With our continued tight management of expenses, we expect our earnings for the third quarter to be near the low end of our prior earnings guidance range, even with sales and gross margin being below plan. We expect our GAAP diluted earnings per share for the third quarter to be between $0.70 and $0.72 per share, near the low end of our prior earnings guidance range of $0.72 to $0.83 per share that we provided in our April 27, 2011 press release, and to be higher than last year's third quarter GAAP diluted earnings of $0.67 per share.

"Our total sales of $146.7 million for the third quarter were below the low end of our sales guidance range of $149.0 to $154.5 million, provided in our April 27 press release, driven largely by the comparable store sales decrease of 2.8%, which was at the low end of our guidance range of between a decrease of 2.8% and an increase of 1.1%, and a slower than planned ramp up of sales from our Macy's expansion. We recognize the continued difficult economic environment for the consumer, especially the moderate-priced consumer, although we remain focused on the things that we can control, not on external factors that we cannot control. Our key focus continues to be on turning around our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation and customer experience. In addition, it is also important to note that our comparable store sales and comparable retail sales results are negatively impacted by the cannibalization impact of our Macy's leased department expansion, which had its first full month of operation in March 2011. We estimate that this cannibalization impact hurt our third quarter comparable store sales by between 1 and 2 percentage points.

"During the third quarter of fiscal 2011 we made a $10 million optional prepayment on our Term Loan and we paid our second regular quarterly cash dividend, after having initiated this regular quarterly cash dividend in the second quarter of fiscal 2011. Our debt prepayment and regular quarterly dividend payments demonstrate our confidence in the Company's financial strength, cash flow generation, and prospects for the future, and highlight our commitment to continue to drive shareholder value."

During June 2011, the Company opened one Destination Maternity® multi-brand store and closed one store. As of the end of June 2011, the Company operates 663 stores, 1,697 leased department locations and 2,360 total retail locations, compared to 702 stores, 976 leased department locations and 1,678 total retail locations operated at the end of June 2010. The increase in leased department locations at the end of June 2011 versus the end of June 2010 predominantly reflects the opening of 517 leased department locations during the second quarter of fiscal 2011 for our Macy's expansion, and the opening of an additional 217 Sears® and Kmart® leased department locations in September and October 2010.

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar month basis, rather than on a "4-5-4 retail fiscal calendar" where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is typically a "days adjustment calendar shift" which may help or hurt reported calendar month sales and comparable retail sales due to different days of the week typically contributing more sales than other days of the week. For June 2011, there was one more Thursday and one less Tuesday compared to June 2010. The Company estimates this calendar shift favorably impacted its reported comparable retail sales for June 2011 by approximately 0.2 percentage points. For June 2010, there was one more Wednesday and one less Monday compared to June 2009. The Company estimates this calendar shift did not have an impact on its reported comparable retail sales for June 2010.

***

Destination Maternity Corporation is the world's largest designer and retailer of maternity apparel. In the United States and Canada, as of June 30, 2011, Destination Maternity operates 2,360 retail locations, including 663 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl's® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of June 30, 2011, Destination Maternity has 57 international franchised locations, including 45 shop-in-shop locations and 12 Destination Maternity branded stores.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding changes in management, net sales, comparable retail sales, comparable store sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company's periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.